Exhibit 99.1

Intellia Therapeutics Provides Update on MAGNITUDE Clinical Trials of

Nexiguran Ziclumeran (nex-z)

Conference call today at 8:30 a.m. ET

CAMBRIDGE, Mass., Oct. 27, 2025 – Intellia Therapeutics, Inc. (NASDAQ:NTLA), a leading clinical-stage gene editing company focused on revolutionizing medicine with CRISPR-based therapies, today announced that the company has temporarily paused patient dosing and screening for its MAGNITUDE and MAGNITUDE-2 Phase 3 clinical trials of nex-z for patients with transthyretin amyloidosis with cardiomyopathy (ATTR-CM) and polyneuropathy (ATTR-PN), respectively.

This action follows a report on October 24, 2025 of Grade 4 liver transaminases and increased total bilirubin in a patient who was dosed with nex-z in the MAGNITUDE trial on September 30, 2025, meeting the trial’s protocol-defined pausing criteria. The patient was hospitalized, is being closely monitored and is receiving medical intervention. Intellia is consulting with experts, considering potential risk mitigation strategies and engaging with regulatory authorities.

“In line with our commitment to patient safety, we have taken immediate action to temporarily pause enrollment in MAGNITUDE and MAGNITUDE-2 as we investigate this recent event,” said Intellia President and Chief Executive Officer John Leonard, M.D. “As we focus on ensuring the health of this patient, we also are engaging with regulatory authorities and other stakeholders globally to develop a strategy to resume enrollment as soon as appropriate.”

As of today, more than 650 patients with ATTR-CM are enrolled in MAGNITUDE, and 47 patients with ATTR-PN are enrolled in MAGNITUDE-2. Over 450 of these patients are estimated to have been dosed with nex-z.

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Conference Call Information

The company will host a conference call and webcast today at 8.30 a.m. ET to discuss this update. To join the webcast, please visit the Events and Presentations page of the Investors & Media section on Intellia’s website at intelliatx.com. To join by phone, U.S. callers should dial 1-833-316-0545 and international callers should dial 1-412-317-5726, approximately five minutes before the call. All participants should ask to be connected to the Intellia Therapeutics conference call. A replay of the webcast will be available at intelliatx.com for approximately 90 days.

About Nex-z

Based on Nobel Prize-winning CRISPR/Cas9 gene editing technology, nex-z has the potential to become the first one-time treatment for transthyretin (ATTR) amyloidosis with cardiomyopathy (ATTR-CM) and/or polyneuropathy (ATTR-PN). Nex-z is designed to inactivate the TTR gene that encodes for the transthyretin (TTR) protein and is currently being investigated in MAGNITUDE and MAGNITUDE-2, Phase 3 clinical trials in ATTR-CM and ATTR-PN, respectively. Interim Phase 1 clinical data showed the administration of nex-z led to consistent, deep and long-lasting TTR reduction. Nex-z has received an Orphan Drug and RMAT Designation from the U.S. Food and Drug Administration (FDA) and an Orphan Drug Designation (ODD) from the European Commission. Intellia leads development and commercialization of nex-z as part of a multi-target discovery, development and commercialization collaboration with Regeneron Pharmaceuticals, Inc.

About Intellia Therapeutics

Intellia Therapeutics, Inc. (NASDAQ:NTLA) is a leading clinical-stage gene editing company focused on revolutionizing medicine with CRISPR-based therapies. Since its inception, Intellia has focused on leveraging gene editing technology to develop novel, first-in-class medicines that address important unmet medical needs and advance the treatment paradigm for patients. Intellia’s deep scientific, technical and clinical development experience, along with its people, is helping set the standard for a new class of medicine. To harness the full potential of gene editing, Intellia continues to expand the capabilities of its CRISPR-based platform with novel editing and delivery technologies. Learn more at intelliatx.com and follow us @intelliatx.

Forward-Looking Statements

This press release contains “forward-looking statements” of Intellia Therapeutics, Inc. (“Intellia” or the “Company”) within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, express or implied statements regarding Intellia’s beliefs and expectations regarding: the safety, tolerability, efficacy, success and advancement of its clinical programs for “nex-z” (also known as NTLA-2001), including the ability to resume and successfully complete its MAGNITUDE and MAGNITUDE-2 trials for nex-z.

Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: uncertainties related to Intellia’s ability to resume the MAGNITUDE and MAGNITUDE-2 trials, the implications of this event on the safety and efficacy of nex-z and

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further development of nex-z; regulatory agencies’ evaluation of regulatory filings and other information related to our product candidates, including nex-z; uncertainties related to the authorization, initiation and conduct of studies and other development requirements for our product candidates, including uncertainties related to regulatory approvals to conduct clinical trials; the risk that any one or more of Intellia’s product candidates, including nex-z, will not be successfully developed and commercialized; risks related to Intellia’s ability to protect and maintain its intellectual property position; risks related to valid third party intellectual property; risks related to Intellia’s relationship with third parties, including its licensors and licensees; risks related to the ability of its licensors to protect and maintain their intellectual property position; the risk that the results of preclinical studies or clinical studies will not be predictive of future results in connection with future studies for the same product candidate or Intellia’s other product candidates; and risks related to Intellia’s reliance on collaborations, including that its collaboration with Regeneron Pharmaceuticals, Inc. will not continue or will not be successful. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause Intellia’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Intellia’s most recent annual report on Form 10-K and quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in Intellia’s other filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Intellia undertakes no duty to update this information unless required by law.

Intellia Contacts:

Investors:

Jason Fredette

Vice President, Investor Relations and Corporate Communications

Intellia Therapeutics, Inc.

jason.fredette@intelliatx.com

Media:

Matt Crenson

Ten Bridge Communications

media@intelliatx.com

mcrenson@tenbridgecommunications.com

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